DISTRIBUTION AGREEMENT

THIS AGREEMENT is made effective the 15th day of May, 2004.

BETWEEN:

AUDIYO INC., an Ontario company having an office at 27 Kimberly Court, Richmond Hill, Ontario, L4E 4C6

(the "Distributor")

AND:

DANISH AUDIO CONNECT A/S, a corporation incorporated under the laws of Denmark having an office at Skannerupvej 14, DK 6980 Tim Denmark

(the "Company")

WHEREAS:

A. The Company has developed and is the sole and exclusive owner of the products set out and attached hereto as Schedule "A" (the "Products"); and

B. The Distributor, being familiar with the Products, wishes to enter into an Agreement with the Company whereby the Distributor will promote, sell and distribute the Products on an exclusive basis throughout Canada (the "Territory"); and

C. The Distributor wishes to act, and the Company wishes the Distributor to act on behalf of the Company, to promote, sell and distribute the Products on the terms and subject to the conditions set forth in this Agreement;

THEREFORE, in consideration of the premises and the covenants and agreements contained in this Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto covenant and agree as follows:

1. APPOINTMENT OF DISTRIBUTOR

The Company hereby appoints the Distributor and the Distributor hereby accepts such appointment, as a exclusive distributor for the Company during the term of this Agreement, to promote, sell and distribute the Products to end users, retail sales, and small OEM customers within the Territory.

2. TERM OF AGREEMENT

The term of this Agreement will commence on the effective date hereof and will continue for a term of two (2) year (the "Initial Term"), unless terminated earlier as provided for herein. Upon expiry of the Initial Term and provided that the Distributor is not then in default under this Agreement, the Company may offer the Distributor a two-year renewal (a "Renewal Term") of this Agreement, based on the terms and conditions applicable as of the final day of the Initial Term. Prior to the commencement of any Renewal Term, the parties may mutually agree on any amendments to the terms of this Agreement. If the Company determines to offer a Renewal Term to the Distributor, the Company will notify the Distributor in writing in accordance with the notice provisions hereinafter described. If the Distributor determines to accept the offer of any Renewal Term, the Distributor will notify the Company of its acceptance in writing in accordance with the notice provisions hereinafter described.

3. PRICE

Besides an annual adjustment (which could be zero), the Company reserves the right to make price adjustments in between annual adjustments in case of major changes (for instance fx rates). The Distributor will pay the Company the prices as set out and attached hereto as Schedule "A" (the "Product and Pricing") for the Products for distribution and sale within the Territory during the Initial Term and any Renewal Term providing there are no price adjustments.

4. COVENANTS OF THE DISTRIBUTOR

4.1 PROMOTION

The Distributor will use its best efforts to actively and effectively promote and sell the Products in the Territory during the Initial Term and any Renewal Term and, without limiting the generality of the foregoing, the Distributor will:

(a) maintain reasonable sales and warehouse facilities;

(b) maintain sufficient levels of inventory of the Products to satisfy all sales requests of the Products by the customers of the Distributor;

(c) maintain reasonable control over the Products at all material times;

(d) use its best efforts to ensure prompt service and delivery of the Products to the customers of the Distributor within the Territory;

(e) use its best efforts to advertise and promote the sale of the Products in the Territory and to make regular and sufficient contact with the present and potential customers of the Distributor;

(f) display at its place of business, any promotional and advertising material of the Products provided by the Company;

(g) supply the Company with information relative to the sales of the Products as may be reasonably requested by the Company; and

(h) consult with the Company from time to time in connection with any sales and marketing strategies of the Products.

4.2 DELIVERY

The Distributor will be solely responsible and will bear the risk of loss or damage to the Products during delivery of the Products from the Company to the Distributor.

4.3 COSTS

The Distributor will be solely responsible for and will pay all costs of shipping*, transportation, insurance, postage, customs and excise, import and export duties, commodity, value added, or similar taxes which may now or hereafter be imposed by any governmental authority upon the Products. The Distributor will fully comply with all regulatory requirements with respect to the promotion, distribution and sale of the Products within the Territory.

*The Distributor and the Company has forged an agreement whereby if Purchase order from Distributor exceeds $2000 USD then freight charges will be paid for by the Company provided that all items are shipped at one time from Denmark (CT-encl1 are excluded from this agreement). Note that all other fees above other than freight still applies to the Distributor.

4.4 ALTERATIONS

The Distributor will sell the Products in the same condition as they are received by the Distributor and will not alter or remove any of the Company's labels, marks or numbers on the Products.

5. COVENANTS OF THE COMPANY

5.1 PROMOTION

The Company will provide the Distributor with such information as the Company considers appropriate in order to assist the Distributor in the preparation of sales promotion material and will provide the Distributor with its sales promotional material relating to the Products in order to facilitate advertising of the Products together with such information as the Company considers appropriate in connection with any warranties relating to the Products.

5.2 WARRANTY

The Company will replace, at its own cost, any and all Products which are delivered by the Company to the Distributor in a defective or unreasonable state.

5.3 DELIVERY

The Company will arrange for the manufacture of all orders of the Products placed by the Distributor and the Company will promptly deliver, at the Distributor's cost and risk, such orders to the Distributor at its designated storage facilities.

6. REPRESENTATIONS OF THE COMPANY

The Company represents and warrants to the Distributor that the Company has the right, title and interest in and to the Products and has the right to license the Distributor.

7. PAYMENT

The Company will invoice the Distributor for the Products sold to the Distributor and the Distributor will pay to the Company all sums due for the purchase of the Products before products are shipped to the Distributor.

8. DELIVERIES - LIMITATIONS OF LIABILITY

The Company shall not be liable for any damage suffered by the Distributor by reason of delay in the delivery of the Products by the Company or for damages occasioned by any other reason beyond the Company's control, including, without limiting the generality of the foregoing, acts of God, strikes, lockouts or other labour disruptions, non-supply of component parts or raw materials by the manufacturer to the Company, embargo confiscation, expropriation or any other Governmental action by any Federal, Provincial, State or Municipal authority, stoppage or slow-down of public transportation facilities and flood, fire and other natural disasters. In no event shall the Company be liable or in any way responsible for indirect or consequential damages suffered by the Distributor from any cause whatsoever including, without limiting the generality of the foregoing, loss of profits, real or anticipated, or loss of customer goodwill.

9. RELATIONSHIP

The Distributor is, as respect to the Company, an independent contractor and not an employee or servant of the Company. The Distributor will not, either directly or indirectly, represent to any person, firm or corporation that it possesses authority to obligate the Company in any way, other than as permitted hereunder, and will indemnify and save harmless the Company from any and all liabilities, costs and damages which the Company may suffer arising out of any such representation which the Distributor or any of its employees, servants or agents may make, or any negligence of fault on the part of the Distributor or any of its employees, servants or agents.

10. WARRANTY OBLIGATIONS

The Distributor shall extend to its customers the Company's standard form product warranty relating to the Products as from time to time is in effect during the Initial Term or any Renewal Term and the Distributor will handle service or replacements as instructed by and on behalf of the Company. All repair costs, replacement costs, and shipping costs will be borne by the Company to and from the Distributor if products are received by the Distributor in a defective or unreasonable state.

11. INTELLECTUAL PROPERTY

11.1 INTELLECTUAL PROPERTY RIGHTS

The Distributor acknowledges the value of the Products (including any modifications thereto) and of the goodwill associated therewith and agrees that all proprietary and intellectual property rights, including all copyrights, registered and unregistered trade-marks, trade secrets and patentable inventions, relating to the Products and the goodwill pertaining thereto (collectively, the "Intellectual Property Rights") belong to the Company and further agrees that ownership of the Products and the Intellectual Property Rights therein will be held in the name of the Company. The Distributor acknowledges that any modifications to the Products are derivative works of the Products and agrees that title to all Intellectual Property Rights in any such derivative works will remain with the Company.

11.2 USE OF INTELLECTUAL PROPERTY

In connection with the use of the Intellectual Property Rights:

(a) the Distributor will assist and co-operate with the Company to the extent requested by the Company in the protection of the Intellectual Property Rights, including the execution of any document to confirm the Company's title to and interest in the Products and the assignment of any rights to or ownership interest in the Products that it may have acquired from the Company;

(b) the Distributor will take no steps either directly or indirectly to claim or dispute ownership or the enforceability or validity of the Intellectual Property Rights or the right of the Company to grant the rights herein;

(c) the Distributor will promptly notify the Company of any infringements or imitations by others of the Products when such becomes known to the Distributor and, where possible, to provide a sample of such infringement or imitation and to co-operate with the Company in enforcing the Intellectual Property Rights against the infringer or imitator; provided however, that the Distributor shall not institute any suit or take any action on account of any such infringements or imitations without the Company's prior written consent;

(d) the Distributor will not copy, adapt, alter, reverse engineer, disassemble, rent, lease or lend by any means the Products, except as expressly provided for in this Agreement or otherwise approved in writing by the Company;

(e) the Distributor will not remove, modify or deface any registered or unregistered trademark, logo, notice or legend of copyright or trade secret from any packaging which contains the Products;

(f) the Company will use its best efforts to prosecute, defend and conduct at its own expense all suits involving the Intellectual Property Rights including, but not limited to, actions involving infringement or passing off and will undertake any actions or litigate any proceeding reasonably necessary for the protection of the Intellectual Property Rights and the Distributor will provide every assistance to the Company in such defence at the cost of the Company; and

(g) nothing in this Agreement will be deemed in any way to constitute any transfer or assignment by the Company of the Intellectual Property Rights to the Distributor or give the Distributor any right, title or interest in or to the Intellectual Property Rights.

12. CONFIDENTIALITY

12.1 DEFINITION

"Confidential Information" means any oral or written data and information, now or hereafter existing during the currency of this agreement, relating to the business and management of the Company, including without limitation:

(a) any proprietary or trade-secret technology, knowledge, know-how, copyright, registered or unregistered trade-mark or trade name owned or licensed by the Company, including the Products; and

(b) any record, report, document, policy, practice, agreement, customer list, account, ledger or other data or information relating to the business operations of the Company,

to which access is granted to or obtained by the Distributor, but does not include any data or information which:

(a) is or becomes publicly known or available through no breach of the terms of this Agreement by the Distributor or by any director, officer, employee or agent of the Distributor; or

(b) is disclosed by the Distributor with the prior written consent of the Company.

12.2 CONFIDENTIAL INFORMATION

The Distributor covenants with the Company:

(a) to keep all Confidential Information to which access is granted to or obtained by it in strictest confidence and not to disclose or permit disclosure of all or any portion of the Confidential Information to any person, firm, corporation, business or other entity, except as otherwise expressly permitted by this Agreement or with the prior written authorization of the Company;

(b) without prejudice to the generality of subsection 12.2(a), to exercise a degree of care in protecting the confidentiality of the Confidential Information that is at least equivalent to that which the Distributor uses to protect its own information of like sensitivity and importance;

(c) not to use all or any portion of the Confidential Information in any way which may be reasonably considered as detrimental to the business operations of the Company;

(d) not to use all or any portion of the Confidential Information for any purpose other than as expressly authorized by this Agreement or in writing by the Company;

(e) not to copy or otherwise reproduce or duplicate all or any portion of the Confidential Information without the prior written authorization of the Company, which authorization may be unreasonably withheld;

(f) to permit access to the Confidential Information only to such of its directors, officers, employees and agents as need such Confidential Information for the proper use thereof or for the fulfilment of their regular duties with the Distributor;

(g) not to permit any director, officer, employee, agent or representative of any nominee corporation for them or any other party receiving Confidential Information on their behalf to disclose or permit disclosure of such information to any person, firm, corporation, business or other entity for any purpose, except as expressly authorized by this agreement or in writing by the Company;

(h) to promptly advise the Company in writing if any unauthorized use or disclosure or any anticipated use or disclosure of all or any portion of the Confidential Information comes the Distributor's attention and to take all reasonable steps to stop such unauthorized or anticipated use or disclosure; and

(i) to promptly return all Confidential Information, together with any copies thereof, to the Company upon demand.

12.3 EXCEPTION

Notwithstanding the foregoing to the contrary, the Distributor may disclose all or any part of the Confidential Information as it may be required by law, regulatory authorities or pursuant to an order of a court of competent jurisdiction.

13. TERMINATION

13.1 NOTICE OF TERMINATION

This Agreement may be terminated by either party at the end of the Initial Term or at the end of any subsequent Renewal Term by written notice in accordance with the notice provisions hereinafter described from one party to the other given at least sixty (60) days prior to the expiration of such Initial Term or Renewal Term. The termination of this Agreement for any reason will be without prejudice to the rights of either party against the other, and will not relieve either party of any of its obligations and warranties.

13.2 EARLY TERMINATION

Without prejudicing any other rights that the Company may have hereunder or at law or in equity, the Company may terminate this Agreement immediately upon delivery of written notice to the Distributor if:

(a) the Distributor breaches any material term of this Agreement and such breach is not cured to the reasonable satisfaction of the Company within thirty (30) days after written notice describing the breach in reasonable detail is delivered to the Distributor;

(b) the Distributor winds-up, dissolves, liquidates or takes steps to do so or otherwise ceases to function as a going concern or is prevented from reasonably performing its duties hereunder; or

(c) a receiver or other custodian (interim or permanent) of any of the assets of the Distributor is appointed by private instrument or by court order or if any execution or other similar process of any court becomes enforceable against the Distributor or its assets.

13.3 EFFECT OF TERMINATION

Upon termination of this Agreement for any reason whatsoever, the following will apply:

(a) each party will reconvey and release to the other party all rights and privileges granted by this Agreement;

(b) the Distributor will return to the Company all advertising, informational or technical material given to the Distributor by the Company;

(c) the Distributor will cease using the Company's registered or unregistered trade-mark and trade-names and thereafter refrain from holding itself out as an authorized distributor of the Company;

(d) if requested by the Company, the Distributor will sell to the Company, at the original net price paid by the Distributor plus actual freight charges for delivery to the Company, all of the Products sold by the Company to the Distributor and on hand in the Distributor's place of business or in the possession or the control of the Distributor at the time of termination of this Agreement and deliver same to the Company promptly upon request, provided, however, that the Company may reject any of the Products so delivered which are not in substantially the same condition as when delivered to the Distributor; and

(e) the Distributor will immediately pay all amounts owing by it to the Company.

14. SURVIVAL

Sections 11, 12 and 13 will survive the termination of this Agreement.

15. NOTICES

Any notice which the Company may wish to give to the Distributor shall be deemed to be sufficiently given if delivered or sent by prepaid post to the Distributor at the address given on page 1 hereof or at such other address as may be given by the Distributor to the Company during the Initial Term or any Renewal Term.

16. ASSIGNABILITY

Neither of the parties may assign their right, title or interest, or any part thereof, in this Agreement without the prior written consent of the other party, provided, however, that the Distributor may in its absolute discretion assign its right, title and interest in this Agreement to a wholly-owned subsidiary or associated company.

17. ENTIRE AGREEMENT

There is no representation, warranty or condition affecting this Agreement between the parties other than expressed herein in writing and this Agreement contains the entire and only agreement between the parties respecting the promotion and sale of the Products by the Distributor and supersedes all previous negotiations between the parties relating to the promotion and sale of the Products by the Distributor. It is understood and agreed that alterations or additions may be made to this Agreement from time to time, provided, however, that such alterations or additions will not be binding on the parties hereto unless in writing signed by each of the parties hereto.

18. HEADINGS

The division of this Agreement into sections is for convenience of reference only and will not affect the interpretation or construction of this Agreement.

19. SCHEDULES

The Schedules attached hereto are incorporated into this Agreement and form a part hereof. All terms defined in this Agreement will have the same meaning in the Schedules attached hereto.

20. APPLICABLE LAW

The parties agree that this Agreement is being delivered in and is intended to be performed in Ontario and shall be construed and enforced in accordance with the applicable laws of Ontario.

21. TIME OF THE ESSENCE

Time will be of the essence of this Agreement.

22. SUCH OTHER ACTS

The parties hereto shall do all things, take such acts and execute such documents as are necessary to give effect to the intention herein contemplated.

23. NON-WAIVER

No waiver by any party of any breach by any other party of any of its covenants, obligations and agreements hereunder shall be a waiver of any subsequent breach of any other covenant, obligation or agreement, nor shall any forbearance to seek a remedy for any breach be a waiver of any rights and remedies with respect to such or any subsequent breach.

24. ENUREMENT

This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

25. COUNTERPARTS

This Agreement may be executed in several counterparts, each of which will be deemed to be an original and all of which will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties have duly executed this Agreement.

AUDIYO INC.

Per: /s/ Simon Au
Authorized Signatory

DANISH AUDIO CONNECT A/S

Per: /s/ Allan Isaksen
Authorized Signatory

SCHEDULE "A"

LIST OF PRODUCTS AND PRICING
Active modules		Dist. Price USD	Sug. Ret. USD
CT100	2-channel phono stage/ RIAA preamplifier module	$384.10	$749.00
CT101	2-channel line stage/ linear preamplifier module	$88.90	$216.30
CT102	Audio power supply regulator +/-15VDC or +/-20VDC out	$163.90	$352.50
CT2 stepped attenuator
CT2-1	Audio attenuator/ volume control, 1 wafer (mono) 10k/20k/50k/100k/250k/500k Ohm	$52.30	$136.20
CT2-2	Audio attenuator/ volume control, 2 wafer (stereo) 10k/20k/50k/100k/250k/500k Ohm	$70.30	$180.20
CT2-4	Audio attenuator/ volume control, 4 wafer (bal stereo) 10k/20k/50k/100k/250k/500k Ohm	$126.80	$325.00
CT2-6	Audio attenuator/ volume control, 6 wafer (AV audio) 10k/20k/50k/100k/250k/500k Ohm	$190.30	$487.50
CT2-8	Audio attenuator/ volume control, 8 wafer (7.1ch AV audio) 10k/20k/50k/100k/250k/500k Ohm	$242.60	$621.00
CT3 Input Selector Switches
CT3-5-4/Wire	Audio input selector switch 1-5 pos., 4 poles solder lugs for wires	$39.20	$85.00
CT3-5-4/PCB	Audio input selector switch 1-5 pos., 4 for PCB mount	$39.20	$85.00
CT3-5-8/Wire	Audio input selector switch 1-5 pos., 8 poles solder lugs for wires	$63.90	$136.30
CT4 balanced controls
CT4-2	Audio balance control, 2 channels 25k/250k Ohm	$106.00	$227.50
Switch accessories
CT-knob1/steel	25mm (1") stainless steel knobs for DACT switches	$11.00	$25.70
CT-knob2/steel	30mm (1.2") stainless steel knobs for DACT switches	$15.30	$29.00
CT-knob3/steel	38mm (1.5") stainless steel knobs for DACT switches	$19.40	$36.70
CT-knob4/steel	50mm (2") stainless steel knobs for DACT switches	$31.80	$60.00
CT-ext1/S	Shaft extension kit for DACT switches, 200mm (7.85") extension shaft	$16.10	$33.50
CT-ext1/L	Shaft extension kit for DACT switches, 400mm (15.75") extension shaft	$17.60	$39.90
CT-conn1	Connector unit for CT1/2/4/6/8, incl. 3x 300mm (3 x 12") wires	$7.40	$13.50
Enclosures
CT-encl1-alu	DIY enclosure, aluminum finish, Ex Works Denmark Ex Works Thailand, min. shipment qty 10 pcs, 20% discount	$108.70 $87.00	$176.20
CT-encl1-blk	DIY enclosure, black finish, Ex Works Denmark Ex Works Thailand, min. shipment qty 10 pcs, 20% discount	$108.70 $87.00	$176.20
Various
CT-xov1/PCB	DIY speaker crossover PCB, 2-way	$11.50	$23.00